Exhibit 99.1

Oaktree Specialty Lending Corporation Announces First Fiscal Quarter 2020 Financial Results

and Declares Distribution of $0.095 Per Share

LOS ANGELES, CA, February 6, 2020 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2019.

Financial Highlights for the Quarter Ended December 31, 2019

•

Total investment income was $31.0 million ($0.22 per share) for the first fiscal quarter of 2020, down from $34.5 million ($0.24 per share) for the fourth fiscal quarter of 2019, primarily reflecting lower call protection fees earned on exits of investments as compared to the prior quarter as well as lower interest income resulting from decreases in LIBOR.

•

GAAP net investment income was $7.8 million ($0.06 per share) for the first fiscal quarter of 2020, down from $16.3 million ($0.12 per share) for the fourth fiscal quarter of 2019, primarily resulting from lower investment income and higher net expenses due to an increase in accrued capital gain incentive fees primarily driven by the impact of the two-year contractual fee waiver expiration. This was partially offset by lower interest expense resulting from decreases in LIBOR.

•

Adjusted net investment income was $14.1 million ($0.10 per share) for the first fiscal quarter of 2020, down from $16.7 million ($0.12 per share) for the fourth fiscal quarter of 2019, primarily reflecting lower investment income, partially offset by lower interest expense resulting from decreases in LIBOR.

•	Net asset value (“NAV”) per share was $6.61 as of December 31, 2019, up from $6.60 as of September 30, 2019.

•	Originated $134.2 million of new investment commitments and received $97.0 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended December 31, 2019.

•	A quarterly distribution was declared of $0.095 per share, payable on March 31, 2020 to stockholders of record on March 13, 2020.

•	Moody’s and Fitch each assigned OCSL investment grade credit ratings (Moody’s, Baa3 / Stable, and Fitch, BBB- / Stable)[1].

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL delivered another quarter of strong performance, highlighted by our eighth consecutive quarter of NAV growth. We successfully exited three non-core positions and added $134 million of new investments, the majority of which were privately placed to businesses that align with our late-cycle approach to investing. While leverage grew as a result of these originations, we remain below our target range and have ample dry powder and liquidity to invest opportunistically. In addition, we were recently assigned investment grade credit ratings by Fitch and Moody’s, reflecting the strength and quality of Oaktree’s credit platform, the progress that we have made in reducing exposure to non-core investments and our significant borrowing capacity. All told, we are off to a solid start to the fiscal year and believe we are well-positioned to deliver continued attractive risk-adjusted returns to our shareholders.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.095 per share, payable on March 31, 2019 to stockholders of record on March 13, 2019.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

[1]	Ratings assigned in Moody’s report as of January 28, 2020 and Fitch report as of December 3, 2019.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	December 31, 2019 (unaudited)	September 30, 2019 (unaudited)	December 31, 2018 (unaudited)
GAAP operating results:
Interest income	$28,405	$30,662	$35,789
PIK interest income	1,161	1,187	832
Fee income	1,071	2,550	1,202
Dividend income	323	114	453

Total investment income	30,960	34,513	38,276
Net expenses	23,124	18,238	20,959

Net investment income	7,836	16,275	17,317
Net realized and unrealized gains (losses), net of taxes	6,007	(2,304)	10,401

Net increase (decrease) in net assets resulting from operations	$13,843	$13,971	$27,718

Net investment income per common share	$0.06	$0.12	$0.12
Net realized and unrealized gains (losses), net of taxes per common share	$0.04	$(0.02)	$0.08
Earnings (loss) per common share — basic and diluted	$0.10	$0.10	$0.20

Non-GAAP Financial Measures[2]:
Adjusted net investment income	$14,087	$16,713	$17,317
Adjusted net investment income per common share	$0.10	$0.12	$0.12

[2]

See Non-GAAP Financial Measures — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income, including on a weighted-average per share basis. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	December 31, 2019 (unaudited)	September 30, 2019
Select balance sheet and other data:
Investment portfolio at fair value	$1,467,627	$1,438,042
Total debt outstanding	536,468	473,367
Net assets	931,082	930,630
Net asset value per share	6.61	6.60
Total leverage	0.58x	0.51x

Total investment income for the quarter ended December 31, 2019 was $31.0 million and included $28.4 million of interest income from portfolio investments, $1.2 million of payment-in-kind (“PIK”) interest income, $1.1 million of fee income and $0.3 million of dividend income. Total investment income decreased by $3.6 million as compared to the quarter ended September 30, 2019, primarily reflecting lower call protection fees earned on exits of investments as compared to the prior quarter as well as decreases in LIBOR that impacted our floating rate investments.

Net expenses for the quarter totaled $23.1 million, up $4.9 million from the quarter ended September 30, 2019. The increase in net expenses was primarily due to a $5.2 million reversal of previously accrued fee waivers3. This was partially offset by lower interest expense resulting from decreases in LIBOR.

[3]

To ensure compliance with Section 15(f) of the Investment Company Act, Oaktree Capital Management, L.P. (“Oaktree”) entered into a two-year contractual fee waiver with the Company, which ended on October 17, 2019, pursuant to which Oaktree waived any management or incentive fees payable under the investment advisory agreement that exceeded what would have been paid to the Company’s former investment adviser in the aggregate under the former investment advisory agreement. At the end of the two-year period, Oaktree permanently waived $3.9 million. Prior to the end of the two-year period, amounts potentially subject to waiver under the two-year contractual fee waiver were accrued quarterly based on a theoretical “liquidation basis.” As of September 30, 2019, the Company had accrued cumulative fee waivers of $9.1 million. During the three months ended December 31, 2019, the Company reversed $5.2 million of previously accrued fee waivers since the two-year fee waiver period has ended.

Adjusted net investment income was $14.1 million ($0.10 per share) for the quarter ended December 31, 2019, down from $16.7 million ($0.12 per share) for the quarter ended September 30, 2019, primarily reflecting lower investment income, partially offset by lower interest expense resulting from decreases in LIBOR.

Net realized and unrealized gains, net of taxes, were $6.0 million for the quarter, primarily reflecting realized gains from the sale of a portion of our investment in Yeti Holdings, Inc. and unrealized appreciation on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	December 31, 2019 (unaudited)	September 30, 2019 (unaudited)	December 31, 2018 (unaudited)
Investments at fair value	$1,467,627	$1,438,042	$1,464,885
Number of portfolio companies	106	104	110
Average portfolio company debt size	$15,300	$15,300	$15,000

Asset class:
Senior secured debt	79.5%	78.6%	80.0%
Unsecured debt	4.8%	5.7%	7.8%
Equity	6.7%	6.7%	3.3%
SLF JV I	8.8%	8.8%	8.4%
Limited partnership interests	0.2%	0.2%	0.5%

Non-accrual debt investments:
Non-accrual investments at fair value	$461	$2,706	$132,355
Non-accrual investments as a percentage of debt investments	—%	0.2%	9.6%
Number of investments on non-accrual	3	3	7

Interest rate type:
Percentage floating-rate	90.6%	89.8%	86.6%
Percentage fixed-rate	9.4%	10.2%	13.4%

Yields:
Weighted average yield on debt investments (1)	8.6%	8.9%	8.7%
Cash component of weighted average yield on debt investments	7.8%	8.1%	8.0%
Weighted average yield on total portfolio investments (2)	7.9%	8.2%	8.1%

Investment activity:
New investment commitments	$134,200	$138,400	$231,100
New funded investment activity (3)	$136,200	$128,500	$162,400
Proceeds from prepayments, exits, other paydowns and sales	$97,000	$139,000	$208,300
Net new investments (4)	$39,200	$(10,500)	$(45,900)
Number of new investment commitments in new portfolio companies	9	5	14
Number of new investment commitments in existing portfolio companies	4	4	3
Number of portfolio company exits	7	7	14

(1)

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I.

(2)

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I.

(3)	New funded investment activity includes drawdowns on existing revolver commitments.
(4)	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of December 31, 2019, the fair value of the investment portfolio was $1.5 billion and was comprised of investments in 106 companies. These included debt investments in 81 companies, equity investments in 33 companies, including our limited partnership interests in two private equity funds, and our investment in Senior Loan Fund JV I, LLC (“SLF JV I”).

Nine of the equity investments were in companies in which the Company also had a debt investment.

As of December 31, 2019, 90.9% of the Company’s portfolio as of December 31, 2019 consisted of debt investments, including 56.7% of first liens, 22.8% of second liens and 11.4% of unsecured debt investments, including the debt investments in SLF JV I at fair value.

As of December 31, 2019, there were three investments on which the Company had stopped accruing cash and/or PIK interest or OID income that, in aggregate, represented 4.3% of the Company’s debt portfolio at cost and 0.03% at fair value.

As of December 31, 2019, SLF JV I had $351.7 million in assets, including senior secured loans to 51 portfolio companies. The joint venture generated income of $2.2 million for the Company during the quarter ended December 31, 2019. As of December 31, 2019, SLF JV I had $60.3 million of undrawn capacity on its senior revolving credit facility.

Over time, the Company intends to rotate out of the remaining investments it has identified as non-core investments, which were approximately $174.0 million at fair value as of December 31, 2019. It will also seek to redeploy non-income generating investments comprised of equity investments, limited partnership interests and loans currently on non-accrual status into proprietary investments with higher yields. Certain additional information on such categorization and the portfolio composition is included in investor presentations that the Company files with the Securities and Exchange Commission (“SEC”).

Liquidity and Capital Resources

As of December 31, 2019, the Company had $21.5 million of cash and cash equivalents, total principal value of debt outstanding of $539.1 million and $322.2 million of undrawn capacity on its credit facility, subject to borrowing base and other limitations. The weighted average interest rate on debt outstanding was 4.5% and 4.8% as of December 31, 2019 and September 30, 2019, respectively.

The Company’s total leverage ratio was 0.58x and 0.51x as of December 31, 2019 and September 30, 2019, respectively.

Non-GAAP Financial Measures

Adjusted Net Investment Income

On a supplemental basis, the Company is disclosing adjusted net investment income and per share adjusted net investment income, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees (“Part II incentive fee”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. Refer to Note 11 – Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the three months ended
	December 31, 2019		September 30, 2019		December 31, 2018
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$7,836	$0.06	$16,275	$0.12	$17,317	$0.12
Part II incentive fee (net of waivers)	6,251	0.04	438	—	—	—

Adjusted net investment income	$14,087	$0.10	$16,713	$0.12	$17,317	$0.12

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its first fiscal quarter 2020 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 6, 2019. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” During the earnings conference call, Oaktree Specialty Lending intends to refer to an investor presentation that will be available on the Investors section of the Oaktree Specialty Lending website, www.oaktreespecialtylending.com. Alternatively, a live webcast of the conference call can be accessed on Oaktree Specialty Lending’s website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10138082, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2019 (unaudited)	September 30, 2019
ASSETS
Investments at fair value:
Control investments (cost December 31, 2019: $205,608; cost September 30, 2019: $224,255)	$192,528	$209,178
Affiliate investments (cost December 31, 2019: $8,449; cost September 30, 2019: $8,449)	9,106	9,170
Non-control/Non-affiliate investments (cost December 31, 2019: $1,324,201; cost September 30, 2019: $1,280,310)	1,265,993	1,219,694

Total investments at fair value (cost December 31, 2019: $1,538,258; cost September 30, 2019: $1,513,014)	1,467,627	1,438,042
Cash and cash equivalents	21,527	15,406
Interest, dividends and fees receivable	10,356	11,167
Due from portfolio companies	2,931	2,616
Receivables from unsettled transactions	5,458	4,586
Deferred financing costs	6,034	6,396
Deferred offering costs	65	—
Derivative assets at fair value	—	490
Other assets	2,602	2,335

Total assets	$1,516,600	$1,481,038

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,540	$1,589
Base management fee and incentive fee payable	15,971	10,167
Due to affiliate	2,548	2,689
Interest payable	2,402	2,296
Payable to syndication partners	1	—
Payables from unsettled transactions	24,687	59,596
Derivative liability at fair value	972	—
Deferred tax liability	929	704
Credit facility payable	377,825	314,825
Unsecured notes payable (net of $2,607 and $2,708 of unamortized financing costs as of December 31, 2019 and September 30, 2019, respectively)	158,643	158,542

Total liabilities	585,518	550,408

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 140,961 shares issued and outstanding as of December 31, 2019 and September 30, 2019	1,409	1,409
Additional paid-in-capital	1,487,774	1,487,774
Accumulated overdistributed earnings	(558,101)	(558,553)

Total net assets (equivalent to $6.61 and $6.60 per common share as of December 31, 2019 and September 30, 2019, respectively)	931,082	930,630

Total liabilities and net assets	$1,516,600	$1,481,038

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended December 31, 2019 (unaudited)	Three months ended September 30, 2019 (unaudited)	Three months ended December 31, 2018 (unaudited)
Interest income:
Control investments	$2,551	$2,836	$3,339
Affiliate investments	114	101	13
Non-control/Non-affiliate investments	25,659	27,640	32,167
Interest on cash and cash equivalents	81	85	270

Total interest income	28,405	30,662	35,789

PIK interest income:
Control investments	—	—	67
Non-control/Non-affiliate investments	1,161	1,187	765

Total PIK interest income	1,161	1,187	832

Fee income:
Control investments	6	6	6
Affiliate investments	5	5	4
Non-control/Non-affiliate investments	1,060	2,539	1,192

Total fee income	1,071	2,550	1,202

Dividend income:
Control investments	323	114	453

Total dividend income	323	114	453

Total investment income	30,960	34,513	38,276

Expenses:
Base management fee	5,607	5,496	5,568
Part I incentive fee	2,988	3,545	3,728
Part II incentive fee	1,051	(403)	1,820
Professional fees	640	720	966
Directors fees	143	142	143
Interest expense	6,535	6,960	8,904
Administrator expense	428	388	763
General and administrative expenses	532	549	631

Total expenses	17,924	17,397	22,523
Reversal of fees waived / (fees waived)	5,200	841	(1,564)

Net expenses	23,124	18,238	20,959

Net investment income	7,836	16,275	17,317

Unrealized appreciation (depreciation):
Control investments	1,997	52	(5,820)
Affiliate investments	(64)	(179)	—
Non-control/Non-affiliate investments	2,408	2,621	(784)
Secured borrowings	—	(2,624)	(19)
Foreign currency forward contracts	(1,462)	695	(352)

Net unrealized appreciation (depreciation)	2,879	565	(6,975)

Realized gains (losses):
Non-control/Non-affiliate investments	3,839	(6,248)	16,761
Secured borrowings	—	2,625	—
Foreign currency forward contracts	(551)	1,097	1,201

Net realized gains (losses)	3,288	(2,526)	17,962

Provision for income tax (expense) benefit	(160)	(343)	(586)

Net realized and unrealized gains (losses), net of taxes	6,007	(2,304)	10,401

Net increase (decrease) in net assets resulting from operations	$13,843	$13,971	$27,718

Net investment income per common share — basic and diluted	$0.06	$0.12	$0.12
Earnings (loss) per common share — basic and diluted	$0.10	$0.10	$0.20
Weighted average common shares outstanding — basic and diluted	140,961	140,961	140,961